Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2010

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing	Initial amount equivalent in EUR(1)	Amount outstanding equivalent in EUR(2)
				(in millions )	(in millions)	(in millions)
U.S. dollars	37	3.125 - 6.330 or 3M USD-Libor + 42 bps	2011-2022	13,935.0	11,597.0	10,428.8
Australian dollars	30	5.250 - 6.250	2012-2020	4,825.0	3,105.8	3,673.1
Canadian dollars	2	5.250	2012	150.0	109.3	112.6
Swiss francs	4	1.875 - 3.375	2014-2020	775.0	502.0	619.8
EUR	11	0 - 5.070	2011-2035	1,730.8	1,730.8	1,730.8
Pound Sterling	7	3.375 - 6.375 or	2012-2015	1,150.0	1,356.0	1,336.0
		3M GBP-Libor + 8 bps
Hong Kong dollars	4	2.350 or 3M HKD-Hibor + 10 - 31 bps	2012-2014	3,950.0	372.6	380.3
Japanese yen	13	0.000 - 4.000	2016-2037	18,150.0	128.5	167.1
New Zealand dollars	4	5.550 - 6.000	2011-2018	675.0	338.1	392.4

Total	112		2011-2037		19,240.0	18,841.0

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2010.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2010

(IN MILLIONS OF EUR(1))

Currency	2011	2012	2013	2014	2015	After 2016	Total
U.S. dollars	3,405.2	1,496.8	1,665.2	1,668.9	1,511.7	681.0	10,428.8
Australian dollars	—	1,256.1	228.4	666.1	1,141.9	380.6	3,673.1
Canadian dollars	—	112.6	—	—	—	—	112.6
Swiss francs	—	—	—	479.8	—	140.0	619.8
EUR	318.0	—	—	—	—	1,412.8	1,730.8
Pound Sterling	—	348.5	464.7	348.5	174.3	—	1,336.0
Hong Kong dollars	—	96.3	—	284.0	—	—	380.3
Japanese yen	—	—	—	—	—	167.1	167.1
New Zealand dollars	218.0	—	—	—	—	87.2	392.4

Total	3,941.2	3,310.3	2,358.3	3,534.7	2,827.9	2,868.6	18,841.0

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2010.

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